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                   HYDRON TECHNOLOGIES, INC. AND SUBSIDIARIES

         Exhibit (11) - Statement Re: Computation of Earnings Per Share

                                         Years Ended December 31,
                                   --------------------------------------
                                      1996           1995         1994
                                   ------------  ------------  -----------

Primary:

Average shares outstanding           22,905,175    22,632,180   22,077,710
Net effect of dilutive stock
   options - based on the
   treasury stock method using
   average market price                       -       506,485      589,260
                                   ------------  ------------  -----------

Totals                               22,905,175    23,138,665   22,666,970
                                   ============  ============  ===========

Net income                         $ (2,823,977) $  1,782,588  $ 3,638,206
                                   ============  ============  ===========

Per share amount                   $      (0.12) $       0.08  $      0.16
                                   ============  ============  ===========


Fully diluted:

Average shares outstanding           22,905,175    22,632,180   22,077,710
Net effect of dilutive stock
   options - based on the
   treasury stock method using
   quarter-end market price                   -       519,203      825,044
                                   ------------  ------------  -----------

Totals                             $ 22,905,175  $ 23,151,383  $22,902,754
                                   ============  ============  ===========

Net income                         $ (2,823,977) $  1,782,588  $ 3,638,206
                                   ============  ============  ===========

Per share amount                   $      (0.12) $       0.08  $      0.16
                                   ============  ============  ===========